                                                                                                                     EXHIBIT 12

                                     Computation of Ratio of Earnings to Fixed Charges and
                           Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                                                                                     Year Ended December 31,
                                                                   -----------------------------------------------------------
                                                                      2002        2001         2000        1999        1998
                                                                      ----        ----         ----        ----        ----
Income (loss) before income taxes and cumulative effect
  of change in accounting principle, but after minority interest   $ 259,184   ($148,207)   $  38,689   ($ 79,814)   $  64,225

Add:
  Portion of rents representative of the interest
    factor                                                             5,290       6,007        5,527       5,370        4,698
  Interest expense                                                    45,475      45,719       47,596      50,801       48,819
                                                                   ---------   ---------    ---------   ---------    ---------

Income as adjusted                                                 $ 309,949   ($ 96,481)   $  91,812   ($ 23,643)   $ 117,742
                                                                   =========   =========    =========   =========    =========

Fixed charges:
  Interest expense                                                 $  45,475   $  45,719    $  47,596   $  50,801    $  48,819
  Preferred dividends                                                      0           0            0         497        8,268
  Portion of rents representative of the interest
    factor                                                             5,862       6,007        5,527       5,370        4,698
                                                                   ---------   ---------    ---------   ---------    ---------

    Total                                                          $  51,337   $  51,726    $  53,123   $  56,668    $  61,785
                                                                   =========   =========    =========   =========    =========

Ratio of Earnings to Fixed Charges                                       6.0         N/A          1.7         N/A          2.2
                                                                   =========   =========    =========   =========    =========

Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends                                  6.0         N/A          1.7         N/A          1.9
                                                                   =========   =========    =========   =========    =========